Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) and the related reoffer prospectus pertaining to the 2009 Stock Plan and 2019 Stock Plan of Unity Software Inc. and to the incorporation by reference therein of our report dated April 28, 2020, with respect to the consolidated financial statements of Unity Software Inc. included in the Registration Statement (Form S-1 No. 333-248255) and related Prospectus of Unity Software Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 18, 2020